Exhibit 99.3

ROUMELL ASSET MANAGEMENT, LLC
2 Wisconsin Circle, Suite 700
Chevy Chase, MD 20815

September [●], 2021

[___]

Re:	Enzo Biochem, Inc.

Dear [___]:

Thank you for agreeing to serve as a nominee for election to the Board of Directors of Enzo Biochem, Inc. (the “Company”) in connection with the proxy solicitation that Roumell Opportunistic Value Fund (the “Fund”) is considering undertaking to nominate and elect directors at the Company’s upcoming annual meeting of stockholders, including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Roumell Solicitation”). Your outstanding qualifications, we believe, will prove a valuable asset to the Company and all of its stockholders. This letter (“Agreement”) will set forth the terms of our agreement.

Roumell Asset Management, LLC (“Roumell”), acting in its capacity as the sole investment adviser of the Fund, agrees to indemnify and hold you harmless against any and all claims of any nature, whenever brought, arising from the Roumell Solicitation and any related transactions, irrespective of the outcome; provided, however, that you will not be entitled to indemnification for claims arising from your gross negligence, willful misconduct, intentional and material violations of law, criminal actions or material breach of the terms of this agreement; provided, further, that upon your becoming a director of the Company, this indemnification shall not apply to any claims made against you in your capacity as a director of the Company. This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, as a result of or arising from the Roumell Solicitation and any related transactions (each, a “Loss”).

In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give Roumell prompt written notice of such claim or Loss (provided that failure to promptly notify Roumell shall not relieve us from any liability which we may have on account of this Agreement, except to the extent we shall have been materially prejudiced by such failure). Upon receipt of such written notice, Roumell will provide you with counsel to represent you. Such counsel shall be reasonably acceptable to you. In addition, you will be reimbursed promptly for any Loss suffered by you and as incurred as provided herein. Roumell may not enter into any settlement of loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

You hereby agree to keep confidential and not disclose to any party, without the consent of Roumell, any confidential, proprietary or non-public information (collectively, “Information”) of Roumell, its affiliates or members of its Schedule 13D group that you have heretofore obtained or may obtain in connection with your service as a nominee hereunder. Notwithstanding the foregoing, Information shall not include any information that is publicly disclosed by Roumell, its affiliates or members of its Schedule 13D group or any information that you can demonstrate is now, or hereafter becomes, through no act or failure to act on your part, otherwise generally known to the public.

Notwithstanding the foregoing, if you are required by applicable law, rule, regulation or legal process to disclose any Information you may do so provided that you first promptly notify Roumell so that Roumell or any member thereof may seek a protective order or other appropriate remedy or, in Roumell’s sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained or Roumell does not waive compliance with the terms of this Agreement, you may consult with counsel at the cost of Roumell and you may furnish only that portion of the Information which you are advised by counsel is legally required to be so disclosed and you will request that the party(ies) receiving such Information maintain it as confidential.

All Information, all copies thereof, and any studies, notes, records, analysis, compilations or other documents prepared by you containing such Information, shall be and remain the property of Roumell and, upon the request of a representative of Roumell, all such information shall be returned or, at Roumell’s option, destroyed by you, with such destruction confirmed by you to Roumell in writing.

This Agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.

*         *         *

If you agree to the foregoing terms, please sign below to indicate your acceptance.

Very truly yours,

ROUMELL ASSET MANAGEMENT, LLC

By:
Name:	James C. Roumell
Title:	President

Signature Page to

Indemnification Agreement

ACCEPTED AND AGREED:

[___]

Signature Page to

Indemnification Agreement

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